Exhibit 10.1

PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 16th  day of September, 2005 by and between RFC-SAND CREEK DEVELOPMENT, LLC, a Colorado limited liability company (“Seller”) and RENTECH DEVELOPMENT CORPORATION, a Colorado corporation  (“Purchaser”).

RECITALS

          WHEREAS, RFC-SAND CREEK DEVELOPMENT, LLC and RENTECH DEVELOPMENT CORPORATION are the owners of 100% of the issued and outstanding membership interests (the “Membership Interests”) of SAND CREEK ENERGY, LLC, a Colorado limited liability company (the “Company”); and

          WHEREAS, Seller is the owner of 50% of the Membership Interests (“Seller’s Interests”); and

          WHEREAS, the Company owns certain Property (as hereinafter defined); and

          WHEREAS, Seller desires to sell and Purchaser desires to purchase Seller’s Interests of the Company upon and subject to the terms and conditions set forth herein.

          NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

ARTICLE I.

Definitions

          A.          The Company is the fee owner of that certain real property located in the County of Adams, State of Colorado.

          B.          As used in this Agreement, the term “Property” includes all of the following:

                        1.          The Real Property described above, together with all reversions, remainders, easements, rights-of-way, appurtenances, leases, subleases, agreements, licenses, tenements, hereditaments and water rights, if any, appertaining to or otherwise benefiting or used in connection with said Real Property or the “Improvements” (as defined below), together with all of the Company’s right, title and interest, if any, in and to any strips of land, streets and alleys abutting or adjoining such Real Property (the “Land”);

                        2.          The existing buildings and other improvements, structures and fixtures placed, constructed, installed or located on the Land, if any, and all plants, trees, sculptures, and other appurtenances located upon, over or under the Land (collectively the “Improvements”); the Land and Improvements are sometimes hereinafter collectively referred to as the (“Real Property”);

                        3.          All rights, privileges and easements appurtenant to the Real Property owned by the Company, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Real Property, as well as all development rights, air rights, water, water rights and water stock relating to the Real Property, any rights to any land lying in the bed of any existing dedicated street, road or alley adjoining the Real Property and to all strips and gores adjoining the Real Property, and any other easements, rights-of-way or appurtenances used in connection with the beneficial use and enjoyment of the Real Property (the “Appurtenances”);

                        4.          All right, title and interest of the Company as landlord, under all leases, tenancies or occupancy arrangements, if any, affecting any portion of the Real Property (the “Tenant Leases”);

                        5.          All right, title and interest of the Company in and to all contracts, leases, agreements or commitments, oral or written, including, without limitation, all lease proposals, parking agreements, construction contracts, contracts for repair or maintenance, contracts for the  provision of services (such as, e.g., contracts concerning security service or the maintenance of landscaping or fire safety or mechanical systems), relating to the Real Property or any Personal Property, to the extent that they are assignable (collectively the “Contracts”);

                        6.          All personal property, equipment and furnishings of the Company located on or in or used in connection with the Real Property and Improvements, (the “Personal Property”);

                        7.          All right, title and interest of the Company, if any, in and to all unexpired warranties, guaranties and bonds, including, without limitation, contractors’ and manufacturers’ warranties or guaranties, relating to the Real Property or any Personal Property, to the extent that they are assignable (the “Warranties”);

                        8.          All right, title and interest of the Company, if any, in and to all governmental permits, licenses, certificates and authorizations, including, without limitation, certificates of occupancy, relating to the construction, use or operation of the Real Property or any Personal Property, to the extent that they are assignable (the “Permits”);

                        9.          All right, title and interest of the Company, if any, in and to all site plans, surveys, soil and substrates studies, drainage studies, architectural drawings, plans and specifications, engineering, electrical and mechanical plans and studies, floor plans, landscape plans, appraisals, feasibility studies, environmental studies and other plans and studies of any kind if existing and in the Company’s possession or control that relate to the Real Property or any Personal Property (the “Plans”); and

                        10.          Any and all other rights, privileges, and appurtenances owned by the Company and in any way related to, or used in connection with the operation of the Real Property or any Personal Property to the extent that they are assignable, including, without limitation, all security deposits, prepaid rents (which are attributable to Purchaser pursuant to the terms hereof) and other refundable deposits, if any, collected pursuant to the Tenant Leases and any and all trade names, and rights and claims of the Company against third parties relating to the Land or the Improvements (the “Intangible Property”).

ARTICLE II.

Purchase and Sale of Seller’s Interest

          A.          Purchase. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s Interests in the Company, subject to the terms and conditions set forth in this Agreement.

          B.          Purchase Price.  The purchase price (the “Purchase Price”) for Seller’s Interests shall be shall be ONE MILLION FOUR HUNDRED THOUSAND DOLLARS ($1,400,000.00) as follows:

                        1.          Deposit.  Within two (2) business days of the date of execution of this Agreement by both Seller and Purchaser (which date of mutual execution is hereinafter referred to as the “Effective Date”), Purchaser will deliver $50,000 (the “Earnest Money”) to Seller.

                        2.          Cash at Closing.  At the time of the Closing, the sum of ONE MILLION THREE HUNDRED FIFTY THOUSAND DOLLARS ($1,350,000.00) (subject to prorations and adjustments in accordance with Article VIII hereof) shall be paid at Closing in cash, by certified or cashier’s check, wire transfer, or other immediately available funds. The Purchase Price comprises the Earnest Money and ONE MILLION THREE HUNDRED FIFTY THOUSAND DOLLARS ($1,350,000.00) due at Closing (as hereinafter defined).

          C.          Adjustment For Suncor Sale.  If, before or within 180 days following the Closing, either the Purchaser enters into any agreement (including, without limitation, a non-binding letter of intent) with respect to the sale of any right, title, or interest in or to the Company or the Company enters into any agreement (including, without limitation, a non-binding letter of intent) with respect to the sale of any right, title, or interest in or to any of the Property with Suncor Energy, Inc. or any of its affiliates, then, upon the closing of any sale contemplated by any such agreement, the Purchaser shall pay to the Seller an amount equal to one-half of the net sale proceeds (purchase price after the seller’s out of pocket costs of such sale, but before adjustments similar to the ones provided for in Article VIII herein) from such sale in excess of $2,700,000.  If, before or during such 180 day period, the Company enters into any agreement (including, without limitation, a non-binding letter of intent) to lease any of the Property to Suncor Energy, Inc. or any of its affiliates and if such lease does or is contemplated to contain an option to purchase, then, the Purchaser and the Seller will negotiate in good faith an amount of cash consideration for the Purchaser to pay the Seller with respect to such lease and option to purchase that fairly reflects the foregoing proceeds sharing concept in the case of a sale.

ARTICLE III.

Seller’s Representations and Warrants

          Seller represents and warrants to Purchaser as follows, subject to any act by or condition or occurrence arising with respect to the Purchaser or known to the Purchaser either separately or as a member in or representative of the Company, without regard as to whether the Seller may have actual or constructive notice thereof:

                        a)          The execution and deliver of this Agreement by Seller is binding on Seller and enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, and similar laws or general application relating to the enforcement of creditors’ rights. No consent to such execution, delivery and performance is required from any lender, creditor, investor, judicial or administrative body, governmental authority or other party. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will violate any restriction, court order or agreement to which the Company or the Seller’s Interests are subject.

                        b)          There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary, or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by the Company or pending against the Company or Seller’s Interests or, to the best of Seller’s knowledge, the Real Property.

                        d)          To the best of Seller’s knowledge, there are no parties in actual possession of any portion of the Real Property except for the Company.

                        e)          No portion of the Seller’s Interests or, to the best of Seller’s knowledge, Real Property is subject to a right of first refusal or similar contractual right, and, to the best of Seller’s knowledge, there are no oral leases or agreements relating to the use or possession of the Real Property.

                        f)          To the best of Seller’s knowledge, there is no suit, action, legal or other proceeding pending, or threatened, which it adversely determined is likely to have a material adverse effect on the Company.

                        h)          To the best of Seller’s knowledge, the Membership Interests represent all of the issued and outstanding limited liability company interests of the Company. Seller holds and owns beneficially all of the Seller’s Interests, free and clear of any restrictions on transfer other as provided for by applicable law and free and clear of any liens, security interests, and encumbrances that will not be released at the time of the Closing. Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any of Seller’s Interests (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of Seller’s Interests.

                        i)          SELLER MAKES NO, AND HEREBY DISCLAIMS ANY, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING ENVIRONMENTAL OR OTHER CONDITIONS AT, ON, OR UNDER THE PROPERTY, THE COMPLIANCE OF THE COMPANY’S OR THE PROPERTY’S OPERATIONS WITH ENVIRONMENTAL  AND OTHER LAWS, CODES, AND REGULATIONS, OR THE PRESENCE, DISPOSAL OR RELEASE OF ANY POLLUTANT, HAZARDOUS MATERIAL, HYDROCARBON, OR OTHER MATERIAL AT, ON OR UNDER THE PROPERTY.  THE PROPERTY IS “AS IS, WHERE IS” WITH ALL FAULTS.

                        j)          Seller and, to the best knowledge of the Seller, the Company have not received any notice of any condemnation or similar proceedings having been instituted or threatened against the Real Property or any part thereof nor, to Seller’s best knowledge, is any proceeding threatened or contemplated of which Seller has not received formal notice.

          EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXPRESSLY DISCLAIMED AND NEGATED BY SELLER AND WAIVED BY PURCHASER.

ARTICLE IV.

Purchaser’s Representations and Warrants

          Purchaser represents and warrants to Seller as follows:

                        a)          The execution and delivery of this Agreement by Purchaser is binding on Purchaser and enforceable against Purchaser in accordance with its terms. No consent to such execution, delivery and performance is required from any lender, creditor, investor, judicial or administrative body, governmental authority or other party. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will violate any restriction, court order or agreement to which Purchaser is subject.

                        b)          There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Purchaser or pending against Purchaser.

                        c)          There is no suit, action, legal or other proceeding pending, or to Purchaser’s best knowledge, threatened, which affect the Purchaser’s ability to consummate the transaction contemplated by this Agreement.

                        d)          All items delivered or to be delivered by Purchaser pursuant to this Agreement are and will be true, correct and complete in all respects and fairly present the information set forth in a manner that is not misleading.

                        e)          Either separately or as a member in or representative of the Company, the Purchaser has not been negotiating for the sale of any of the Property with any third-party, except as has been fully disclosed to the Seller by the Purchaser.

ARTICLE V.

Seller’s And Purchaser’s Undertakings Pending Closing

          A.          Operation of the Company and Property. Until the earlier of the Closing or the termination of this Agreement, Seller and the Purchaser undertake and agree as follows:

                        1.          Not to do anything which would impair or modify the status of the Company or the title as shown on the title insurance commitment issued to the Company.

                        2.          To operate and maintain the Company and Property in the same manner as heretofore operated and maintained, reasonable wear and tear excepted and damage by fire or other casualty excepted.

                        3.          To perform in a timely manner all of the Company’s obligations under the Contracts; not to enter into any service contract or other contract or any lease (other than the NexGen Lease herein defined) which, following Closing, will be binding upon the Company or Property without, in each instance, obtaining the prior written approval of both Seller and Purchaser, except for any service contract which has a monthly term (and to deliver to Seller and Purchaser, upon execution thereof, copies of such new Contracts); and not to modify or terminate any of the Contracts except as otherwise approved in writing by Seller and Purchaser.

          B.          Advise Each Other. Until the earlier of the Closing or the termination of this Agreement, Seller and Purchaser agrees to notify one another promptly upon learning or receiving actual notice, whichever first occurs, of:

                        1.          Any event, transaction, or occurrence at the Company or Property prior to Closing which materially affects the Company or Property, or any part thereof.

                        2.          Any fact or event which would make any of the representations or warranties of Seller or Purchaser contained in Article III or IV (as applicable) of this Agreement untrue or misleading in any material respect or which would cause Seller or Purchaser to be in violation of any of its covenants in Article III or IV (as applicable).

                        3.          Any damage or destruction (excluding normal wear and tear) to the Property or any part thereof.

                        4.          Any threatened (and unresolved) or pending proceedings in bankruptcy or insolvency of the Company.

                        5.          Any change in the tenant estoppel certificates or the Tenant Leases.

          C.          NexGen Lease.  Prior to the Closing, the Purchaser will negotiate in good faith with Charles S. McNeil for an affiliate of Charles S. McNeil to lease from the Company (the “NexGen Lease”) a portion of the Property not needed by the Company or the Purchaser for its currently contemplated uses, for the purpose of such affiliate carrying on a fuel blending business.  It is a condition precedent for the Seller to perform its obligations under this Agreement (waivable in whole or in part by the Seller) that the Purchaser negotiate with Charles S. McNeil as aforesaid and, assuming a successful negotiation, enter into a written lease for such portion of the Property prior to the Closing.

ARTICLE VI.

Purchaser’s Obligation to Close

          Purchaser shall not be obligated to close hereunder unless each of the following conditions shall exist on the date of Closing (the “Closing Date”);

                        A.          Casualty Damage.  The Property shall not have been damaged by fire or other casualty prior to Closing. In the event that the Property shall be damaged by fire or other casualty prior to Closing to the extent of 10% or more of the area of the buildings constructed on the Property, then Purchaser may elect, at its sole option, either (i) to terminate this Agreement and recover its Earnest Money, in which case both Seller and Purchaser shall be released from further responsibility hereunder, or (ii) to waive its right to terminate this Agreement and to consummate the transaction contemplated hereby.

                        B.          Title to Personal Property.  Title to the Personal Property shall be free and clear of any liens, encumbrances, security interest, demands or claims of any kind whatsoever by Seller or any third person or anyone else except as approved in writing by Purchaser. The Personal Property shall be in its present condition of repair on the Closing Date, ordinary wear and tear excepted.

                        C.          Seller’s Performance.  The Seller shall have performed in all material respects or shall have cured any non-performance, all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

                        D.          Condemnation.  No part of the Property shall be about to be acquired by authority of any governmental agency in the exercise of its power of eminent domain or by private purchase in lieu thereof.

                        E.          Failure of Conditions.  If any condition specified herein is not satisfied on or before the Closing, Purchaser shall, at its option to be promptly exercised by a writing delivered to the Seller and as its sole and exclusive remedy, (i) extend the date for Closing to allow Purchaser a sufficient time (but not to exceed 30 days) within which to cure or satisfy such condition, and Purchaser shall, at its own cost without reimbursement from the Seller or the Company, immediately commence prosecution of such cure or satisfaction and diligently pursue same to completion, at which time a new Closing Date shall be scheduled within 10 days from Purchaser’s acceptance of such cure or satisfaction; (ii) waive such condition either at the time originally established for Closing or, if option (i) above has been chosed by Purchaser, at any time thereafter prior to the expiration of such 30 day period; or (iii) terminate this Agreement by written notice thereof to Seller and receive the prompt refund the Earnest Money.

ARTICLE VII.

Closing

          A.          Time of Closing.  The closing of this Agreement (the “Closing”) shall take place in the offices of the Purchaser thirty (30) days after the date of execution of this Agreement, or at an earlier date if specified by Purchaser in written notice to Seller delivered at least 3 business days prior to the date specified.

          B.          Seller Deliveries.  At the Closing, Seller shall deliver or cause to be delivered to Purchaser, at Seller’s sole cost and expense, each of the following items:

                        1.          An assignment of the Seller’s Interest in form and of a content reasonably satisfactory to counsel for the Seller and the Purchaser.

                        2.          A certificate from the member of the Seller setting forth a resolution adopted by the member of the Seller approving the Seller entering into and performing its obligations under this Agreement.

                        3.          Any other additional documents and instruments as in the mutual opinion of Purchaser’s counsel and Seller’s counsel are reasonably necessary to the proper consummation of this transaction.

          C.          Purchaser Deliveries.  At the Closing, Purchaser shall deliver to Seller the following items:

                        1.          The Purchase Price subject to appropriate proration and deduction for the paid Earnest Money.

                        2.          Any other additional documents and instruments as in the mutual opinion of Seller’s counsel and Purchaser’s counsel are reasonably necessary to the proper consummation of this transaction.

ARTICLE VIII.

Prorations and Closing Expenses

          A.          Closing Adjustments.  The cash due at Closing pursuant to Article II shall be subject to adjustments as of the Closing Date in accordance with the following provisions:

                        1.          Taxes.  Real and personal property taxes on the Property shall be prorated to the Closing based on the most recent assessed valuations and mill levy available which proration shall be a final settlement between Purchaser and Seller. Outstanding special assessments against the Property will be prorated as of the Closing.

                        2.          Income.  All income from the Tenant Leases (if applicable) and any portion of the Property shall be prorated as of the Closing. Purchaser shall receive all income accruing on the Closing and thereafter. Seller shall receive its portion of all income accruing prior to the Closing.

                        3.          Utilities.  The parties shall cause all utility meters (if applicable) to be read on the day preceding the Closing Date. Seller and Purchaser shall be responsible for the payment of all utility charges incurred prior to the Closing Date. Seller shall deduct from the Purchase Price an amount sufficient to pay Seller’s portion of the final water and sewer bill. Security deposits posted with utility companies, if any, will be accounted for and Seller’s portion will be an addition to the Purchase Price, and Purchaser shall replace the same with like deposits if required by the utility companies.

                        4.          Contracts.  Amounts due under any of the Approved Contract shall be prorated as of the Closing Date.

                        5.          Other Items Of Adjustment.  Any other items of income or cost (including, without limitation, prepaid items) or any deposit of the Company related to the Property or its operation that is not otherwise accounted for between the Seller and the Purchaser pursuant to this Agreement will be accounted for and adjusted between them in a manner customary to real estate purchase and sale transactions.

                        6.          Closing Costs.  Each party shall pay its own attorneys’ fees and expenses.

          B.          Settlement Sheet.  Prior to the Closing, Seller and Purchaser shall execute a Closing settlement sheet to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement.

          C.          Post Closing Adjustments.  In general, Seller shall be entitled to its portion of all income, and shall pay all expenses, relating to the operation of the Property for the period prior to the Closing Date and Purchaser shall be entitled to all income, and shall pay all expenses, relating to the operation of the Property for the period commencing on the Closing Date. Purchaser and Seller shall undertake, following Closing, to adjust between themselves, as of the Closing Date, any income or expenses of the Property that are not adjusted on the settlement sheet. Seller shall pay promptly upon receipt any bills relating to the operation of the Property for periods prior to Closing.

          D.          The foregoing language concerning the proration of income, costs, and expenses of the Company has been adopted for convenience of expression and ease of making adjustments to the Purchase Price.  Notwithstanding the foregoing all such adjustments will be appropriately accounted for financial and tax reporting purposes, including by capital contributions to and distributions by the Company.  Under no circumstance will the foregoing be or be deemed to be a recognition or assumption of personal liability for any such obligations by the Seller or the Purchaser.

ARTICLE IX.

Remedies

          A.          Breach by Seller.  Time is of the essence of Seller’s obligations hereunder. If Seller fails to comply with any of its obligations hereunder which are required to be performed at or prior to the Closing, Purchaser at Purchaser’s option, shall, as Purchaser’s exclusive remedies either (i) be entitled to terminate this Agreement and obtain the prompt refund of the Earnest Money, whereupon both parties shall be discharged from all duties and performance hereunder, or (ii) Purchaser shall be entitled to specific performance to enforce its rights to purchase the Seller’s Interest.

          B.          Breach by Purchaser. Time is of the essence of Purchaser’s obligations hereunder. If Purchaser fails to complete the acquisition as herein provided by reason of any default by Purchaser, Seller, as its sole and exclusive remedy, shall be entitled to terminate this Agreement and retain the Earnest Money paid to Seller as liquidated damages.

          C.          No Limitation On Post Closing Breaches.  The foregoing sections are specific to the circumstances described therein and do not limit the remedies of Seller or Purchaser with respect to post Closing breaches of this Agreement, including (without limitation) any obligations under Section C of Article II herein.

          C.          Attorneys’ Fees.  If any legal proceeding is commenced to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to an award of reasonable attorney’s fees.

ARTICLE X.

Indemnity

          A.          General Indemnity.  Seller and Purchaser agrees to indemnify and hold each other harmless of and from its portion of any and all liabilities, claims, demands and expenses, of any kind or nature (except those items which by this Agreement specifically become the obligation of the Seller or the Purchaser, as is applicable), known and arising or accruing prior to the date and time of Closing and which are in any way related to the ownership, occupancy, maintenance or operation of the Company and the Property, and all expenses related thereto, including, without limitation, court costs and attorney’s fees. The foregoing indemnity applies, without limitation, to any such claims, demands, causes of action, losses, damages, liabilities, costs or expenses arising out of the breach of any representation or warranty of Seller or Purchaser (as is applicable) set forth herein.

          B.          Purchaser Indemnity.  Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands and expenses, of any kind or nature arising or accruing after the date and time of Closing and which are in any way related to the ownership, occupancy, maintenance or operation of the Company and the Property, and all expense related thereto, including, without limitation, court costs and attorney’s fees. The foregoing indemnity applies, without limitation, to any such claims, demands, causes or action, losses, damages, liabilities, costs or expenses arising out of the breach of any representation or warranty of Purchaser set forth herein.

          C.          Survival of Representations and Warranties.  All of the representations and warranties of Seller or Purchaser contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of twenty-four months thereafter.

ARTICLE XI.

General Provisions

          A.          Further Assurances.  Each of the parties hereto undertakes and agrees to execute and deliver such documents, writings and further assurances as may be requisite to carry out the intent and purpose of this Agreement.

          B.          Entire Agreement.  No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. This Agreement contains the entire agreement between the parties relating to the purchase and sale of Seller’s Interests. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied between the parties other than as herein set forth.

          C.          Survival.  All of the parties’ representations, warranties, covenants and agreements hereunder, to the extent not fully performed or discharged by or through the Closing, shall be deemed not merged into any instrument delivered at Closing and shall remain fully enforceable thereafter for a period of two years from the date of the Closing.

          D.          No Assignment.  Neither Seller nor Purchaser may assign any right, title, or interest in or to this Agreement, and any such purported assignment shall be void.

          E.          Dates.  If any date set forth in this Agreement for the delivery of any document or the occurrence of any event (such as, for example, the expiration of the Closing Date) should, under the terms hereof, fall on a weekend or holiday, then such date shall be automatically extended to the next succeeding weekday that is not a holiday.

          F.          Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado.

          G.          Notices.  Any notice required or permitted to be sent pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered or when sent by e-mail or facsimile or three (3) days after having been deposited in a U.S. Postal Service depository and sent by registered or certified mail, return receipt requested, with all required postage prepaid, and addressed:

If to Seller:	Rentech Development Corporation Attn: Ronald C. Butz 1331 Seventeenth Street, Suite 720 Denver, Colorado 80202 Telephone: (303) 298-8008 Fax: (303) 298-8010

If to Purchaser:	RFC-Sand Creek Development, LLC Attn: Chief Legal Officer 3300 S. Parker Road, Suite 500 Aurora, Colorado 80014

                        Any address fixed pursuant to the foregoing may be changed by the addressee by notice given pursuant to this Section.

          H.          Headings.  The paragraph headings which appear in some of the Sections of this Agreement are for purposes of convenience and reference and are not in any sense to be construed as modifying the Sections in which they appear.

          I.          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

          J.          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed a duplicate original and facsimile signatures shall be treated as originals and shall be fully valid and enforceable.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

PURCHASER:

Rentech Development Corporation

By:	/s/ Richard O. Sheppard

Name:	Richard O. Sheppard
Date:	September 16, 2005

SELLER:

RFC-Sand Creek Development, LLC

By:	/s/ W. Randall Dietrich

Name:	W. Randall Dietrich
Date:	September 16, 2005